Exhibit 10.1

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 4th day of June, 2019, by and among Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”) and Adam H. Schechter, an individual (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company;

WHEREAS, the Executive desires to accept such employment as the President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.

2. Term. The initial term of employment under this Agreement shall be for a period beginning on November 1, 2019 (the “Effective Date”) and ending on the third anniversary thereof, unless sooner terminated as hereinafter set forth; provided that, on the third anniversary of the Effective Date and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for successive periods of one year, unless the Company or the Executive provides written notice of its intention not to extend the term of the Agreement at least 180 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term” or the “Employment Period.” Any termination of the Executive’s employment upon the expiration of the Term following notice by the Company to Executive that the Term shall not be renewed shall constitute a termination by the Company without Cause or constitute Good Reason (each as defined below). For the avoidance of doubt, the Executive’s employment shall terminate upon the expiration of the Term following notice by either the Company or the Executive, unless the parties shall at such time otherwise agree in writing.

3. Position and Duties.

(a) Executive Positions. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company with his primary office location in Burlington, North Carolina. In such capacities, the Executive shall report to the Company’s Board of Directors (the “Board”) and perform the duties and responsibilities as the Board may from time to time determine to assign to the Executive. The Executive’s employment shall be subject to the policies maintained and established by the Company, as the same may be

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amended from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would intentionally injure the business, interests, or reputation of the Company or its subsidiaries and affiliates. In keeping with these duties, the Executive shall make full disclosure to the Board of all business opportunities pertaining to the business of the Company and shall not appropriate for the Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company. The Executive shall also devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company. Subject to the prior written approval of the Board, the Executive may serve on boards of directors of other publicly traded and private companies. The Executive has previously disclosed to the Board, and the Board hereby approves, those boards of directors on which he serves as of the date of this Agreement.

(b) The Executive shall continue as a member of the Board of the Company as of the Effective Date and serve in this capacity without additional compensation (including additional compensation in the form of any retainer for the quarter in which the Effective Date occurs), and in advance of the expiration of each term as a director, in due course, and, subject to the annual approval of the Nominating and Corporate Governance Committee of the Board in accordance with its duties and responsibilities, shall be nominated for re-election to the Board so long as he is then serving as Chief Executive Officer of the Company and is eligible to be a member of the Board under applicable law or rules of the national securities exchange on which the Company’s common stock is then listed, if any. It is the expectation of the Board that, subject to his qualification, Executive be named as Chairman of the Board not earlier than the Effective Date and not later than December 31, 2020, or any earlier date on which the Board Chairman on the date hereof ceases to be Chairman. The Executive’s continued membership on the Board shall be subject to election in accordance with the by-laws of the Company and applicable law, and shall not be considered a condition to Executive’s performance of his obligations hereunder, nor shall failure to be elected to the Board be considered a diminution of Executive’s duties or responsibilities, pursuant to Section 6(y)(iii) below, provided Executive has been nominated for re-election to the Board. The Executive also agrees to serve without additional compensation, if elected or appointed thereto, as a director or member of any of the Company’s subsidiaries or affiliates and in one or more executive offices of any of the Company’s subsidiaries or affiliates.

(c) Executive acknowledges that Executive shall be subject to and must comply with the Company’s policy with respect to ownership of Company common stock as it may be in effect from time to time.

4. Compensation and Benefits.

(a) Base Salary. Commencing on the Effective Date, the Company shall pay to the Executive a base salary at the initial rate of $1,250,000 per calendar year (the “Base Salary”), prorated for any partial year of employment. The Base Salary shall be reviewed for increase by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually during the customary annual review period for other senior executives

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and may be increased in the discretion of the Compensation Committee. Any such increase in Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures and policies in effect from time to time. The Executive’s Base Salary may not be decreased during the Employment Period other than pursuant to a like proportionate reduction of base salaries of other senior executives of the Company.

(b) Sign-On Equity Grant. On the Effective Date, the Executive shall be granted equity awards under the Company’s 2016 Omnibus Incentive Plan (the “Omnibus Plan”) with an aggregate grant date fair value of $4,000,000 (the “Sign-On Equity Grants”). The Sign-On Equity Grants will be comprised of (1) time-vesting stock options with an aggregate grant date fair value of $1,000,000, which are eligible to vest in equal installments on each of the first through third anniversaries of the Effective Date and which will be granted with an exercise price that is equal to the Fair Market Value, as defined in the Omnibus Plan, of a share of the Company’s common stock on the Effective Date, and have a ten (10)-year term (subject to earlier termination as provided in the applicable award agreements following termination of employment), (2) time-vesting restricted stock units with an aggregate grant date fair value of $1,000,000, which are eligible to vest and be settled in shares of common stock of the Company in equal installments on each of the first through third anniversaries of the Effective Date, and (3) time-vesting premium priced stock options with an aggregate grant date fair value of $2,000,000 (with the assumption of a 6-year expected life, historical volatility calculated over the expected life, risk-free interest rate from zero coupon treasury rates matched to the expected life, and dividend yield of the common stock, if any), which are eligible to vest in equal installments on each of the first through third anniversaries of the Effective Date and which will be granted with an exercise price that is 115% of the Fair Market Value of a share of the Company’s common stock on the Effective Date, and have a ten (10)-year term (subject to earlier termination as provided in the applicable award agreements following termination of employment). Any unvested portion of the Sign-On Equity Grants will become fully vested upon a termination of the Executive’s employment by the Company without Cause, termination by the Executive for Good Reason or due to the Executive’s death or Disability. The Sign-On Equity Grants shall be subject to the terms and conditions of the Omnibus Plan and forms of award agreements attached hereto as Exhibit A-1, A-2 and A-3.

(c) Annual Bonus. For each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual bonus pursuant to the Company’s Management Incentive Bonus Plan or any successor plan that is in effect from time to time (any such bonus, the “Incentive Bonus”). The Executive’s target Incentive Bonus amount for a particular calendar year of the Company shall equal one hundred and fifty percent (150%) of the Executive’s Base Salary for that calendar year (the “Target Bonus Amount”); provided that the Executive’s actual Incentive Bonus amount for a particular calendar year shall be determined by the Compensation Committee in its sole and unfettered discretion taking into account performance objectives (which shall include corporate and individual objectives) established with respect to that particular calendar year by the Compensation Committee, and may be more or less than the Target Bonus Amount. The Target Bonus Amount shall be reviewed for increase by the Compensation Committee no less frequently than annually during the customary annual review period for other senior executives and may be increased in the discretion of the

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Compensation Committee. Any such increase in the Target Bonus Amount shall constitute the “Target Bonus Amount” for purposes of this Agreement. For the calendar year 2019, the Executive’s Target Bonus Amount shall be pro-rated (calculated as the Target Bonus Amount for the entire 2019 calendar year multiplied by a fraction the numerator of which is equal to the number of days the Executive was employed as an employee in the 2019 calendar year and the denominator of which is 365. Except as otherwise set forth herein, the Executive must be actively employed by the Company throughout the applicable bonus measurement period and shall not have given notice of termination (other than for Good Reason (as set forth below), or been given notice by the Company of the termination of this Agreement for Cause (as set forth below) where such breach giving rise to Cause or Good Reason is not cured, at any time during the applicable bonus measurement period to be eligible to receive the Incentive Bonus.

(d) Annual Equity Grants. On the date that annual grants are awarded to other executives during 2020, the Executive shall be granted equity awards under the Company’s Omnibus Plan having a grant date fair value of not less than $9,400,000. Thereafter, the Executive shall be eligible to receive annual grants under the Company’s Omnibus Plan, or any successor thereto, with the annual grant amount to be determined annually by the Compensation Committee. Any such annual equity grants, including the grant to be awarded in 2020 above, shall be in such mix of grant types and subject to the terms and conditions set forth in the Company’s forms of grant agreements that apply to other executives of the Company, except as specifically provided herein. For the avoidance of doubt, for purposes of determining the Executive’s eligibility for vesting of all awards and exercise of stock options due to retirement or early retirement as provided in the form equity award agreements (on the date hereof described as “Retirement at Age 65 Plus 5” and “Separation due Retirement at Age 55 (Rule of 70)”), the Executive shall be credited with Service (as defined therein) for all service as a member of the Board prior to the Effective Date.

(e) Employee Benefits; Perquisites.

(i) During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. The Company reserves the right to amend, modify or cancel any employee benefit plans, practices and programs, and any fringe benefits and perquisites, as applicable to executives of the Company generally (and, accordingly, other than as provided at Section 4(e)(ii) below), at any time and without the consent of the Executive.

(ii) During the Employment Period, the Executive shall also be entitled to: (a) a company car and driver for local commuting and business use in the Burlington, North Carolina area, an annual executive physical, and financial planning services, each on substantially the same basis as provided to the immediately preceding Chief Executive Officer of the Company; (b) reasonable security services, subject to the approval of the Board; and (c) use of a private aircraft for nonbusiness purposes in an amount not exceeding $150,000 per calendar year (such amount to be pro-rated for 2019), based on the Company’s aggregate incremental cost calculation used for SEC proxy disclosure purposes.

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(iii) Executive acknowledges and agrees that he shall bear responsibility for any taxable income resulting from the employee benefits and perquisites set forth in this section (including reimbursement or coverage of expenses by the Company).

(f) Commuting Costs. For the first three years of the Employment Period, the Company will pay the costs of up to $350,000 per calendar year (such amount to be pro-rated for 2019 and all partial calendar years), based on the Company’s aggregate incremental cost calculation used for SEC proxy disclosure purposes, associated with flights (commercial or Company arranged through NetJets or other similar provider) between the vicinity of Executive’s residence and Executive’s primary place of employment in Burlington, North Carolina. The Board may, in its discretion, increase (but, until the third anniversary of the Effective Date, may not decrease) such annual commuting cost amount. Effective as of the third anniversary of the Effective Date, the Company reserves the right to amend, modify or cancel this arrangement. Executive acknowledges and agrees that he shall bear responsibility for all other costs of commuting from his residence in Pennsylvania to Burlington, North Carolina and for any taxable income resulting from expenses (including reimbursement or coverage of expenses by the Company) associated with travel from his primary residence to his primary place of employment.

(g) Company Compensation Plans. Except as otherwise provided herein, all compensation provided to the Executive pursuant to this Section 4 shall be in accordance with the Company’s compensation plans and policies.

(h) Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, including the Incentive Bonus, the Sign-On Equity Grants, annual equity grants, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to the terms of the Company’s Incentive Compensation Recoupment Policy, as separately provided to Executive, and as the same may be amended from time to time.

5. Expenses. Subject to the limitation provided in Section 4(f), the Company shall reimburse the Executive for all expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

6. Termination of Employment.

(a) Permitted Terminations. (x) This Agreement may be terminated by the Company prior to the Effective Date under the following circumstances: (i) the Executive’s death or Disability (as defined below), (ii) if an event that would constitute Cause, as defined below, had the Executive then been employed by the Company occurs, whether or not the Executive is then employed by the Company, or (iii) by the Company for any other reason. (y) The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

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(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii) By the Company.

(A) Disability. The Company may terminate the Executive’s employment if the Executive is unable to perform each of the essential duties of his position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months (a “Disability”); or

(B) Cause. The Company may terminate the Executive’s employment for Cause or without Cause. If the Company terminates the Executive’s employment without Cause, the Company shall not be required to give advance notice.

For purposes of this Agreement (including the Sign-On Equity Grants), “Cause” shall be limited to the following events: (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Executive’s duties or in the course of his employment with the Company: (ii) Executive’s conviction of or entering of a plea of nolo contendere to a felony; (iii) Executive’s alcohol intoxication on the job or current illegal drug use; (iv) Executive’s intentional wrongful damage to tangible assets of the Company; (v) Executive’s intentional wrongful disclosure of material confidential information of the Company and/or material breach of the provisions of the Company’s Confidentiality/Non-Competition/Non-Solicitation Agreement or any other noncompetition or confidentiality provisions covering the activities of Executive; (vi) Executive’s knowing and intentional breach of any employment policy of the Company; (vii) gross neglect or gross misconduct, disloyalty, dishonesty, or breach of trust in the performance of the Executive’s duties that is not corrected to the Board’s satisfaction within 30 days of the Executive receiving notice thereof; or (viii) Executive’s misconduct that causes reputational harm to the Company.

(iii) By the Executive. The Executive may terminate this Agreement for any reason prior to the Effective Date, and may terminate his employment for any reason (including Good Reason) or for no reason during the Employment Period. If the Executive terminates his employment without Good Reason, then he shall provide written notice to the Company at least thirty (30) days prior to the Date of Termination, provided that the Company may, in its sole discretion, waive the provision of all or any portion of the notice period and immediately terminate the Executive, which termination shall not be deemed a termination without Cause or constitute grounds for termination for Good Reason.

For purposes of this Agreement (including the Sign-On Equity Grants), “Good Reason” means, without the Executive’s prior written consent (i) a material reduction in the Executive’s Base Salary or any reduction of the Target Bonus Amount; (ii) relocation to an office location more than 75 miles from either the Executive’s principal office location or his principal residence as of the date of notice of relocation; (iii) the Board shall fail to appoint the Executive as Chairman of the Board on the earlier of the date on which the Board Chairman on the date hereof ceases to be the Chairman or December 31, 2020 (but not prior to the Effective Date); (iv) the Board shall fail

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to re-nominate the Executive for re-election to the Board; or (v) a material diminution in title, duties, or responsibilities, including reporting responsibilities, of the Executive in his capacity as an employee (for which purpose such a material diminution shall be deemed to occur in the event of a Change in Control (as defined below) in which the Company ceases to be a publicly traded company, except in the case that the Executive is the most senior officer and a member of the board of directors of the top-most publicly traded parent company of which the Company is a subsidiary resulting from such Change in Control). Notwithstanding the foregoing, “Good Reason” shall not include a reduction in Base Salary where such reduction is pursuant to a like proportionate reduction of base salaries of other senior executives of the Company. Further, for the avoidance of doubt, “Good Reason” shall not include (i) Executive’s failure to be re-elected to the Board by the Company’s shareholders provided the Board nominates him for re-election to the Board; or (ii) Executive’s ceasing to serve as the Chairman of the Board following his initial appointment as the Chairman. In order to invoke a termination for Good Reason, the Executive’s termination must occur within 90 days after the occurrence of the Good Reason and after the Company has received notice of the Good Reason event and failed to cure within 30 days after receiving such notice. Otherwise, such termination shall be considered voluntary termination without Good Reason.

For purposes of this Agreement, “Date of Termination” means (i) if this Agreement or Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if this Agreement or Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination is given by the Company; or (iii) if the Executive’s employment is terminated by the Company for any other reason or by the Executive pursuant to Section 6(a)(y)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (collectively, “Section 409A”), references to Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(b) Termination. Any termination of this Agreement prior to the Effective Date or of Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.

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(c) Resignation of All Other Positions. Upon termination of the Executive’s employment for any reason, the Executive shall resign from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates.

7. Compensation Upon Termination.

(a) Death. If this Agreement or the Executive’s employment is terminated as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. If the Date of Termination is after the Effective Date, within 30 days following the Executive’s death, the Company shall pay to the Executive’s legal representative or estate, as applicable, (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination; (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due; (iii) payment of any Incentive Bonus earned for a prior completed performance period and unpaid on the Date of Termination; and (iv) a Partial Year Bonus (defined below) in the manner provided in Section 7(d) (such amounts in clauses (i) through (iv), the “Accrued Amounts”). The rights of the Executive’s legal representative or estate, as applicable, with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Company and the Company’s subsidiaries and affiliates shall have no further obligation to the Executive or his legal representatives, estate or heirs upon his death under this Agreement. For purposes of this Agreement, “Accrued Benefits” means (w) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Company or otherwise specifically addressed by this Agreement; (x) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (y) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive through the Date of Termination and which are reimbursable in accordance with Section 5; and (z) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company.

(b) Disability. If the Company terminates this Agreement prior to the Effective Date because of the Executive’s Disability, the Company shall have no further obligations to the Executive under this Agreement upon such termination. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 6(a)(y)(ii)(A), the Company shall pay to the Executive the Accrued Amounts. The rights of the Executive with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 6(a)(y)(ii)(A).

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(c) Termination by the Company for Cause or by the Executive without Good Reason. If prior to the Effective Date, either the Company terminates this Agreement pursuant to Section 6(a)(x)(ii) or the Executive terminates this Agreement pursuant to Section 6(a)(y)(iii), the Company shall have no further obligations to the Executive under this Agreement upon such termination. If during the Employment Period the Company terminates the Executive’s employment for Cause pursuant to Section 6(a)(y)(ii)(B) or the Executive terminates his employment without Good Reason pursuant to Section 6(a)(y)(iii), the Company shall pay to the Executive the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon such termination.

(d) Termination by the Company without Cause, by the Executive with Good Reason, or termination following notice by the Company of non-renewal of the Term. If prior to the Effective Date the Company terminates this Agreement pursuant to Section 6(a)(x)(iii) or during the Employment Period the Company terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(y)(ii)(B), the Executive terminates his employment with Good Reason pursuant to Section 6(a)(y)(iii), or the Executive’s employment terminates upon the expiration of the Term following a notice by the Company to not renew the Term pursuant to Section 2 (each, a “Qualifying Termination”), the Company shall pay to the Executive (x) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination; (y) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due; and (z) payment of any Incentive Bonus earned for a previous completed performance period and unpaid on the Date of Termination. The Executive shall also be entitled to receive, subject to his execution of a Special Severance Agreement (as defined below), the following severance benefits (collectively, the “Severance Benefits”):

(i)

an amount equal to the product of (A) two (2), if the Qualifying Termination is not within thirty-six months following a Change in Control, as such term is defined in the Omnibus Plan, or (B) three (3), if the Qualifying Termination is within thirty-six months following a Change in Control, multiplied by the sum of (1) Executive’s Base Salary plus (2) the total dollar amount of the last three Incentive Bonuses paid to the Executive divided by three (the “Average Incentive Bonus”); provided, however, that if the Executive has received less than three Incentive Bonus payments during the term of the Executive’s employment, then the Average Incentive Bonus shall equal the total dollar amount of Incentive Bonuses paid to the Executive divided by the number of Incentive Bonuses received by the Executive; provided, further, however, that any prorated bonuses Executive has received will be annualized for purposes of this Section (by dividing the amount of the Incentive Bonus by the proration factor that was applied to determine such Incentive Bonus under Section 3(c)) and that if a Qualifying Termination occurs prior to the payment of any Incentive Bonus under this Agreement, the Average Incentive Bonus shall be deemed to be the Target Bonus Amount (the amount determined pursuant to this subparagraph (i), the “Cash Severance Benefits”);

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(ii)

reimbursement by the Company of the applicable premium for the continuation of those health benefits for which Executive qualified at the time of the Qualifying Termination, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), for up to eighteen months following the Date of Termination to the extent actually paid by Executive (the “COBRA Continuation Benefits”);

(iii)	a Partial Year Bonus, as defined below; and

(iv)	vesting of any unvested portion of the Sign-On Equity Awards, and prompt settlement of the restricted stock unit award thereunder, pursuant to Section 4(b).

The Company shall pay the Executive the Cash Severance Benefits to which he is entitled under this Section 7(d) as follows: (a) 50 percent of the total Cash Severance Benefits due, less statutory deductions, shall be paid within 30 days following the execution of the Special Severance Agreement, but in no event shall be paid later than March 15 of the year following the year in which the Termination Date occurred; and (b) the remaining 50 percent of the total Cash Severance Benefits, less statutory deductions, shall be paid within 30 days following the one-year anniversary of the execution of the Special Severance Agreement, but only if the Executive has complied in all material respects with the terms and conditions of the Special Severance Agreement. The COBRA Continuation Benefits shall be provided on a monthly basis commencing 30 days following execution of the Special Severance Agreement.

A “Partial Year Bonus” is payable to the Executive for the year of the Executive’s employment termination in the event the Company performance criteria for payment of an Incentive Bonus are achieved as of the close of the year based on the actual performance level achieved for such year (as determined (x) treating any individual factors as fully satisfied and (y) without regard for any exercise of negative discretion unless such exercise is applicable to all similarly situated executives with like force and effect); provided, however, that if a Qualifying Termination occurs after a Change in Control, the performance criteria shall be deemed satisfied at the target level. Any such Partial Year Bonus shall equal the Executive’s Incentive Bonus compensation so earned multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company in the annual or other performance period for the Incentive Bonus award in which such termination occurs and the denominator of which is the total number of days included within such annual or partial year performance period. Should any such Partial Year Bonus become payable under this Agreement, payment shall be made to the Executive at the same time as payment is made to all other participants under the Incentive Bonus compensation program following the close of the year.

(e) The Executive’s rights with respect to equity or equity-related awards (including as provided above for Sign-On Equity Grants) shall be governed by the applicable terms of the related plan or award agreements.

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(f) Liquidated Damages. The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of this Agreement under Section 6(a)(x)(iii) or the Executive’s employment without Cause under Section 6(a)(y)(ii)(B) or by the Executive for Good Reason under Section 6(a)(y)(iii) shall be extremely difficult or impossible to establish or prove, and agree that the Severance Benefits shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Benefits, the Executive will execute a release of claims and separation agreement substantially in the form of the release attached hereto as Exhibit B (the “Special Severance Agreement”). Within five business days of the Date of Termination, the Company shall deliver to the Executive the Special Severance Agreement for the Executive to execute. The Executive will forfeit all rights to the Severance Benefits unless, within 30 days of delivery of the Special Severance Agreement by the Company to the Executive, the Executive executes and delivers the Special Severance Agreement to the Company and the releases contained therein have become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). In the event that the Release Effective Date could occur in one of two taxable years of the Executive, the Release Effective Date shall be deemed to occur in the earliest date in the later such taxable year as otherwise would apply thereunder. The Company and Company subsidiaries and affiliates shall have no obligation to provide the Severance Benefits prior to the Release Effective Date.

(g) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 7(g).

(i) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the

Execution Version

Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

8. Confidentiality, Non-Competition and Non-Solicitation Agreement. In consideration of the employment and compensation terms set forth in this Agreement, the Executive agrees to execute and be bound by the terms of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement attached as Exhibit C.

9. Parachute Limitations. Notwithstanding anything herein to the contrary, in the event that the payments or distributions to be made by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payment to the Executive shall be reduced to $1 below the safe harbor limit (as described in Section 280G(b)(2)(A)(ii) of the Code) if said reduction in Payment would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on the payments and benefits.

Execution Version

10. Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 10 shall survive any termination or expiration of this Agreement and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during his employment or service as a member of the Board that is otherwise subject to indemnification and coverage under directors and officers liability insurance.

11. Professional Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive’s reasonable professional fees and costs incurred in connection with this Agreement up to a maximum of $35,000. Any payment required under this Section 11 shall be made within sixty (60) days following the Effective Date.

12. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:

(i)	If to the Company:

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

Attention: Sandra van der Vaart,

Senior Vice President, Global General Counsel

and

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

Attention: Michael Silver

(ii)	If to the Executive: at the last address shown on the payroll records of the Company

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Execution Version

13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14. Effect on Other Agreements; Inconsistency. This Agreement (including the Exhibits hereto) and all other agreements identified hereunder constitute the entire agreement between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between this Agreement (and Exhibits) and any other plan, program, practice or agreement of the Company in which the Executive is a participant or a party, whether applicable on the Effective Date or at any time thereafter, this Agreement (and Exhibits) shall control unless, with the Executive’s prior written consent, such other plan, program or practice, or in such agreement with the Executive, specifically refers to this Agreement (or Exhibits) as not so controlling.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder shall be assignable and may be assumed by a successor entity in connection with (a) any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor entity or (b) the formation of a holding company or similar corporate reorganization approved by the Board. If the Company’s rights and obligations are assigned or assumed as provided in the preceding sentence, the term “Company” as used herein shall refer to such successor entity.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.

17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Execution Version

19. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22. Withholding. The Company may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

23. Representations of the Executive. The Executive represents and warrants to the Company that (i) the Executive has furnished to the Company all agreements respecting any post-employment restrictions applicable to the Executive with his immediately preceding employer; and (ii) there are no other agreements to which the Executive is a party that conflict with the Executive’s acceptance of employment with the Company or would be violated or breached by Executive’s acceptance of employment with the Company, including any non-solicitation, non-competition or other similar covenant or agreement. The Executive agrees that the Executive will perform his duties to the Company in a manner that complies with all such agreements.

Execution Version

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

LABORATORY CORPORATION OF AMERICA HOLDINGS

/s/ Glenn A. Eisenberg
Name: Glenn A. Eisenberg
Title: Executive Vice President, Chief Financial Officer

EXECUTIVE

/s/ Adam H. Schechter
Adam H. Schechter

Execution Version

EXHIBIT A-1

Option Agreement

A-1

Form for AS Sign-On Option Grants Only

LABORATORY CORPORATION OF AMERICA HOLDINGS

2016 OMNIBUS INCENTIVE PLAN NON-QUALIFIED OPTION AGREEMENT

Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, par value $0.10 per share (the “Option”), to the Optionee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (together, the “Agreement”), and in the Company’s 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:                 , 2019

Name of Optionee: Adam Schechter

Optionee’s Social Security Number:                 -                -

Number of shares of Stock Covered by Option:

Option Price per share of Stock: $                .         [(At least 100% of Fair Market Value)]1

Vesting Schedule:

•

The Option will vest as follows: 1/3rd of the shares of Stock covered by the Option will vest on                     , 2020; 1/3rd of the shares of Stock covered by the Option will vest on                     , 2021; and 1/3rd of the shares of Stock vest on                     , 2022 (each, a “Vesting Date”),[2] provided Optionee has not had a Separation from Service (as defined below) prior to each such Vesting Date, except as provided in this Agreement below. The number of vested shares subject to the Option on each Vesting Date will be rounded to the nearest whole number, and Optionee cannot vest in more than the number of shares of Stock covered by the Option.

The Option is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear inconsistent.

Optionee:	(Signature)	Date:
Company:	(Signature)	Date:	, 2019
Title:

[1]	For premium priced options, will be 115% of Fair Market Value.
[2]	These dates will be on the first through third anniversaries of the Effective Date of the Employment Agreement.

Attachment

This is not a stock certificate or a negotiable instrument.

2

LABORATORY CORPORATION OF AMERICA HOLDINGS

2016 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED OPTION AGREEMENT

Non-Qualified Stock Option	This Agreement evidences an award of an option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the vesting and other conditions described below, in the Plan and on the cover sheet (the “Option”). The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.
Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency or your death, your guardian or legal representative) may exercise the Option. The Option may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment or similar process.

If you attempt to do any of these things, this Option will immediately become forfeited.

Vesting Schedule

Your Option shall vest in accordance with the vesting schedule shown on the cover sheet so long as you have not had a Separation from Service prior to the Vesting Dates set forth on the cover sheet except as provided below. Your Option is exercisable only as to its vested portion.

No additional shares of Stock subject to this Option will vest after your Separation from Service for any reason except as set forth in this Agreement.

Death, Disability, Separation from Service for Good Reason, or Separation from Service Without Cause

Notwithstanding the vesting schedule set forth above, if you have a Separation from Service as a result of your (1) death, (2) Disability, (3) a Separation from Service for Good Reason, or (4) a Separation from Service without Cause, 100% of the shares of Stock subject to the Option will vest on the date of your Separation from Service. For purposes of your Option, “Disability,” “Good Reason” and “Cause” shall have the meaning given such terms in the Executive Employment Agreement entered into as of                 , 2019 by and among you and the Company.

Forfeiture of Unvested Option	Unless your Separation from Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this

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Agreement, the Plan, or any other written agreement between the Company or an Affiliate and you, you will automatically forfeit to the Company the unvested portion of the Option as of your Separation from Service.
Term

Your option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if you have a Separation from Service, as described below.

Expiration of Vested Options after Separation from Service

If you have a Separation from Service for any reason other than death, Disability, Retirement, or in connection with a termination without Cause or for Good Reason within 24 months after a Change in Control, or unless you die within 90 days after your Separation from Service, then the vested portion of your Option will expire at the close of business at Company headquarters on the 90th day after your Separation from Service, unless earlier terminated in accordance with its terms. Exercise of your Option during that 90-day period is subject to the restrictions on sales of securities imposed by the LabCorp Insider Trading Policy including, without limitation, any applicable mandatory “black-out periods.”

If you have a Separation from Service because of your death, Disability, or Retirement, or in connection with a Separation from Service without Cause or for Good Reason within 24 months after a Change in Control, or you die within 90 days after your Separation from Service, then the vested portion of your Option will expire at the close of business at Company headquarters on the date 12 months after your Separation from Service, unless earlier terminated in accordance with its terms. During that 12-month period, your estate or heirs may exercise your Option, subject to the restrictions on sales of securities imposed by the LabCorp Insider Trading Policy, including, without limitation, any applicable mandatory “black-out periods.”

“Retirement” means that you have attained age 55 and the sum of your age and aggregate full years of Service as an employee or member of the Board of Directors equals or exceeds 70. For purposes of determining eligibility for Retirement, Service shall include the time in which you are a member of the Board of Directors or are employed by the Company and/or an Affiliate of the Company, but only while the Affiliate is owned, controlled, or under common control by or with the Company. In the event of a Separation from Service without Cause or due to Good Reason at

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any time in which you satisfy the requirements for a Retirement, such Separation from Service shall be deemed a Retirement solely for purposes of determining the expiration date of your vested Options hereunder.
Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure, (f) other agreement, or (g) if you incur a Separation from Service for Cause, the Company has the right to cause an immediate forfeiture of (i) your rights to your Option, and (ii) with respect to the period commencing thirty-six (36) months prior to your Separation from Service and ending thirty-six (36) months following such Separation from Service (A) a forfeiture of any gain recognized by you upon the sale of any shares of Stock received as a result of the vesting and exercise of your Option, and (B) a forfeiture of any vested shares of Stock held by you as a result of the vesting and exercise of your Option. For the avoidance of doubt, the Confidentiality Agreement/Non-Competition/ Non-Solicitation Agreement set forth in Exhibit A is covered by this provision.

Leaves of Absence

For purposes of this Agreement, you do not have a Separation from Service when you go on a bona fide employee leave of absence that was approved by your employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, you will be treated as having a Separation from Service 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. You have a Separation from Service in any event when the approved leave ends unless you immediately return to active employee work.

Your employer determines, in its sole discretion, which leaves count for this purpose, and when you have a Separation from Service for all purposes under the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than 100 shares, unless the number of vested shares of Stock purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and in this Agreement.

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When you wish to exercise this Option, you must exercise in a manner required or permitted by the Company. Fractional share interests shall be disregarded except that they may be accumulated.

If your estate or heirs wishes to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise your Option, you must include payment of the option price indicated on the cover sheet for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

•  Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•  Shares of Stock which are owned by you and which are surrendered to the Company. The Fair Market Value of the shares of Stock as of the effective date of the option exercise will be applied to the option price.

•  By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price.

•  By directing the Company to withhold shares of Stock issuable on exercise of this Option in payment of the aggregate option price.

Issuance

The issuance of the shares of Stock upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more Stock certificates.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise, issuance or sale of shares of Stock acquired under this Option. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the

6

exercise of this Option, issuance or sale of Stock acquired from this Option, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

To satisfy this withholding obligation, the Company may provide you with the opportunity to (i) have the Company withhold shares of Stock otherwise issuable to you, (ii) deliver (on a form prescribed by the Company) an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes, or (iii) deliver to the Company shares of Stock already owned by you. If the Company provides you with the foregoing opportunity and you fail to make an election to use any of the preceding methods, the Company may determine what method to use, including by withholding shares of Stock otherwise issuable to you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights

This Agreement and this Option do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Stock have been issued upon exercise of your Option and either a certificate evidencing your shares of Stock have been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Insider Trading Policy

You acknowledge receipt of the Company’s Insider Trading Policy (the “Policy”), attached hereto as Exhibit B. You agree to comply fully with the standards contained in the Policy (and related policies and procedures adopted by the company). You further understand that compliance with these standards, policies, and procedures is a condition of continued employment or association with the Company or any of its subsidiaries and that the Policy is only a statement of principles for individual and business conduct and does not, in any way, constitute an employment contract, an assurance of continued employment, or employment other than at-will. By acceptance of the Option granted hereunder, you certify to your understanding of and intent to comply with the Policy.

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Confidentiality Agreement/Non- Competition/Non-Solicitation Agreement	In consideration of the award of the Option granted pursuant to this Agreement, you agree to be bound by the obligations in, and covenant to comply with, the Confidentiality Agreement/Non-Competition/ Non-Solicitation Agreement set forth in Exhibit A, which is attached hereto and made a part hereof, and you further understand that a failure to comply with the Confidentiality Agreement/Non-Competition/ Non-Solicitation Agreement’s terms and conditions set forth in Exhibit A may result in consequences as described in Exhibit A.
Clawback

You acknowledge receipt of the Company’s Incentive Compensation Recoupment Policy (the “Recoupment Policy”), attached hereto as Exhibit C. You agree that your Incentive Compensation (as defined in the Recoupment Policy), including this Option, is subject to the terms of the Recoupment Policy.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.

If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term which is not defined in this Agreement or any matter as to which this Agreement is silent, in any such case, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

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Notwithstanding anything in this Agreement to the contrary, in the event any provision of this Agreement would cause the Company to violate Section 8.2(b) or (c) of the Plan, such provision shall not be given effect.
Data Privacy

In order to administer the Plan, the Company or any Affiliate may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your home and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company and any Affiliate to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company and any Affiliate to process any such personal data. You also give explicit consent to the Company and any Affiliate to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident participants, to the United States, to transferees who shall include the Company, any Affiliate and other persons who are designated by the Company to administer the Plan.

Notices

Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at 531 South Spring Street, Burlington, North Carolina 27215, Attention: Corporate Secretary and Securities Compliance Officer, and to you at the address in the Company’s books and records, or at such address as either party may hereafter designate in writing to the other.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Securities Compliance Officer at 336-436-5066 to request paper copies of these documents.

Electronic Signature

All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

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Code Section 409A	It is intended that this Option comply with Section 409A of the Code (“Section 409”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

By electronically acknowledging this Agreement, you agree to all of the terms and conditions described above, in the Plan, in the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement attached hereto as Exhibit A and the Company’s Insider Trading Policy attached as Exhibit B.

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Execution Version

EXHIBIT A-2

RSU Agreement

A-2

Form of AS Sign-On RSU Grants Only

LABORATORY CORPORATION OF AMERICA HOLDINGS

2016 OMNIBUS INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT

Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), hereby grants restricted stock units relating to its shares of common stock, par value $0.10 (the “Restricted Stock Units”) to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2016 Omnibus Incentive Plan (the “Plan”). Certain capitalized terms used but not defined in this Agreement have the meanings given such terms in the Plan.

Grant Date:                 , 2019

Name of Grantee: Adam Schechter

Grantee’s Social Security Number:                 -                -

Number of Shares of Stock underlying Restricted Stock Units:

Purchase Price Per Share of Stock:

Vesting Schedule:

•

The Restricted Stock Units will be subject to three twelve-month vesting periods and will be eligible to vest as follows: one-third of the Restricted Stock Units vest on                 , 2020, an additional one-third of the Restricted Stock Units will vest on                 , 2021 and the remaining one-third of the Restricted Stock Units will vest on                 , 2022 (each, a “Vesting Date”), provided Grantee has not had a Separation from Service (as defined below) prior to each such Vesting Date, except as provided in this Agreement below. The number of vested Restricted Stock Units on each Vesting Date will be rounded to the nearest whole number, and Grantee cannot vest in more than the number of Restricted Stock Units set forth above.

This grant of Restricted Stock Units is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear inconsistent.

Grantee:                                                                                                                                        Date:

        (Signature)

Company:                                                                                                                                      Date:                 , 2019

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

LABORATORY CORPORATION OF AMERICA HOLDINGS

2016 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units

This Agreement evidences an award of Restricted Stock Units in the number of shares set forth on the cover sheet, and subject to the vesting and other conditions described below, in the Plan and on the cover sheet (the “Restricted Stock Units”).

The Purchase Price for the shares of Stock underlying the Restricted Stock Units is deemed paid by your prior services to the Company.

Transfer of Restricted Stock Units	To the extent not yet vested, your Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may your Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting Schedule

Your Restricted Stock Units shall vest in accordance with the vesting schedule shown on the cover sheet so long as you have not had a Separation from Service prior to the Vesting Dates set forth on the cover sheet except as provided below.

No additional Restricted Stock Units will vest after you have had a Separation from Service for any reason except as set forth in this Agreement.

Death, Disability, Separation from Service for Good Reason, or Separation from Service without Cause	Notwithstanding the vesting schedule set forth above, if you have a Separation from Service as a result of your (1) death, (2) Disability, (3) a Separation from Service for Good Reason, or (4) a Separation from Service without Cause, 100% of the Restricted Stock Units will vest on the date of your Separation from Service. For purposes of your Restricted Stock Units, “Disability,” “Good Reason” and “Cause” shall have the meaning given such terms in the Executive Employment Agreement entered into as of , 2019 by and among you and the Company.

Forfeiture of Unvested Restricted Stock Units	Unless your Separation from Service triggers accelerated vesting or other treatment of your Restricted Stock Units pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or an Affiliate and you, you will automatically forfeit to the Company all of the Restricted Stock Units that have not yet vested as of your Separation from Service.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure, (f) other agreement, or (g) if you incur a Separation from Service for Cause, the Company has the right to cause an immediate forfeiture of (i) your rights to any outstanding Restricted Stock Units, and (ii) with respect to the period commencing thirty-six (36) months prior to your Separation from Service with the Company or any Affiliate and ending thirty-six (36) months following such Separation from Service (A) a forfeiture of any gain recognized by you upon the sale of any shares of Stock received as a result of the vesting of any Restricted Stock Units, and (B) a forfeiture of any vested shares of

Stock held by you as a result of the vesting of any Restricted Stock Units. For the avoidance of doubt, the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement set forth in Exhibit B is covered by this provision.

Leaves of Absence

For purposes of this Agreement, you do not have a Separation from Service when you go on a bona fide employee leave of absence that was approved by your employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. You will incur a Separation from Service in any event when the approved leave ends unless you immediately return to active employee work.

Your employer determines, in its sole discretion, which leaves count for this purpose, and when you have a Separation from Service for all purposes under the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Issuance	The shares of Stock underlying your vested Restricted Stock Units will be issued as soon as practicable (and not more than thirty (30) days) following the earlier of (i) the date that your Restricted Stock Units vest pursuant to the vesting schedule, or (ii) the date of your Separation from Service, but in no event later than March 15 of the calendar year that immediately follows the first of such events.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of grant or vesting of Restricted Stock Units, the payment of dividends or the issuance of Stock acquired under this grant. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the grant or vesting of Restricted Stock Units, the payment of dividends or the issuance of Stock acquired from this grant, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

To satisfy this withholding obligation, the Company may provide you with the opportunity to have the Company withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. If the Company provides you with the foregoing opportunity and you fail to make an election to use either of the preceding methods, the Company may determine what method to use, including by withholding shares of Stock otherwise issuable to you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights	This Agreement and the Restricted Stock Units do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until the Stock has been issued upon vesting of your Restricted Stock Units and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books.

You will, however, be entitled to receive an amount of cash or shares of Stock (as determined by the Company from time to time) payable at the time the shares underlying your vested Restricted Stock Units are delivered, equal to the amount or value of the cumulative per-share dividends, if any, paid on shares of Stock equal to the number of Restricted Stock Units in which you vest that were outstanding as of the record date for such dividend.

Insider Trading Policy	You acknowledge receipt of the Company’s Insider Trading Policy (the “Policy”), attached hereto as Exhibit A. You agree to comply fully with the standards contained in the Policy (and related policies and procedures adopted by the company). You further understand that compliance with these standards, policies, and procedures is a condition of continued employment or association with the Company or any of its subsidiaries and that the Policy is only a statement of principles for individual and business conduct and does not, in any way, constitute an employment contract, an assurance of continued employment, or employment other than at-will. By acceptance of the Restricted Stock Units granted hereunder, you certify to your understanding of and intent to comply with the Policy.

Confidentiality Agreement/Non- Competition/Non- Solicitation Agreement	In consideration of the award of Restricted Stock Units granted pursuant to this Agreement, you agree to be bound by the obligations in, and covenant to comply with, the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement set forth in Exhibit B, which is attached hereto and made a part hereof, and you further understand that a failure to comply with the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement’s terms and conditions set forth in Exhibit B may result in consequences as described in Exhibit B.

Clawback	The Restricted Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.

If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term which is not defined in this Agreement or any matter as to which this Agreement is silent, in any such case, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the

Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

Data Privacy

In order to administer the Plan, the Company or any Affiliate may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your home and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company and any Affiliate to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company and any Affiliate to process any such personal data. You also give explicit consent to the Company and any Affiliate to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident participants, to the United States, to transferees who shall include the Company, any Affiliate and other persons who are designated by the Company to administer the Plan.

Notices	Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at 531 South Spring Street, Burlington, North Carolina 27215, Attention: Corporate Secretary and Securities Compliance Officer, and to you at the address in the Company’s books and records, or at such address as either party may hereafter designate in writing to the other.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Securities Compliance Officer at 336-436-5066 to request paper copies of these documents.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

Code Section 409A	For purposes of this Agreement, you shall have a “Separation from Service” when the Company reasonably anticipates that your level of Services will permanently decrease to no more than 20 percent of the average level of Services you have performed over the immediately preceding 36-month period (or such lesser period of your Service with the Company and its Affiliates), which shall be interpreted consistently with the provisions of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). It is intended that the Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be in compliance with Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Each installment of Restricted Stock Units that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By electronically acknowledging this Agreement, you agree to all of the terms and conditions described above, in the Plan, in the Company’s Insider Trading Policy attached as Exhibit A and in the Confidentiality Agreement/Non-Competition/Non-Solicitation Agreement attached hereto as Exhibit B.

Execution Version

EXHIBIT A-3

Premium Priced Option Agreement will be the same as Exhibit A-1 but with an exercise price that will be 115% of Fair Market Value.

Execution Version

EXHIBIT B

Special Severance Agreement

B-1

Exhibit B

[Date], 20[    ]

Adam H. Schechter

Address

Address

Re: Employment Separation Agreement and General Release

Dear Adam,

On behalf of Laboratory Corporation of America Holdings (the “Company”), I write to offer you (the “Employee”) the following Employment Separation Agreement and General Release (the “Agreement”).

1.0 Separation of Employment

1.1 Effective                     , 20     (the “Separation Date”), Employee’s employment with the Company will terminate; he shall perform no further services for the Company and his status as an employee and Officer of the Company shall cease on that date. Employee also hereby resigns from all positions that Employee holds as an officer or member of the Board of Directors of the Company (or a committee thereof) and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates. Employee and the Company further agree that the relationship created by this Agreement is purely contractual and that no employer-employee relationship is intended, nor shall such be inferred from the performance of obligations under this Agreement. Employee further agrees that any payments and/or benefits payable pursuant to this Agreement are contingent upon Employee’s execution and fulfillment of his obligations under this Agreement.

2.0 Separation Pay

2.1 In consideration for the covenants, promises and agreements herein and in particular Employee’s release of claims as well as covenants not to solicit, not to compete and not to disclose confidential information, the Company will pay Employee a severance in the total amount of $         less applicable taxes and withholdings, which represents [two][three] times the sum of Employee’s Base Salary of $         plus $        , representing the Employee’s Average Incentive Bonus as defined under the terms of the Executive Employment Agreement entered into as of                 , 2019 between Employee and the Company (the “Employment Agreement”). The severance shall be paid in two installments, with the first installment of $        , less taxes and withholding, made payable within 30 days following the date of this Agreement and the second installment of $        , less taxes and withholding, made payable 30 days following the one-year anniversary of date of this Agreement.

1

2.2 In addition to the compensation payable under Section 2.1 of the Agreement, Employee shall be eligible to receive a prorated amount equal to the earned portion of the Management Incentive Bonus (“MIB”) that he would have received under the LabCorp Management Incentive Bonus Plan had he remained eligible for said bonus. The additional payment shall be made at the time that bonuses are normally paid under the MIB Plan but no later than March 15, 2019.

3.0 Benefits

3.1 Employee, his spouse, and his other dependent(s) may be eligible to elect continued health care coverage under the welfare plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Employee of the “Applicable Premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”). In the event Employee elects continuation of coverage under COBRA for himself and his spouse and dependents, the Company will reimburse Employee for the Applicable Premium for such coverage (medical, dental, optical and prescription coverage for Employee, his spouse and dependents) for 18 months, thereof, to the extent actually paid by the Employee.

3.2 Employee shall be eligible for such benefits under the Company’s existing qualified plans as are provided under the circumstances (taking into account separation of employment as of the Separation Date) pursuant to the terms of the plan documents governing each of these plans. Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Company, Employee will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s employee benefit plans effective upon the separation of his employment. Employee agrees that the payments made to him by the Company pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits Employee may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.

3.3 Employee also understands that his grants of performance shares, restricted stock units and stock options are governed by the terms and conditions of the Company’s 2016 Omnibus Incentive Plan and applicable grant agreements and that this Agreement does not in any modify, change, alter or amend the terms and conditions of those grants.

3.4 Employee shall submit for reimbursement any and all unpaid business expenses to the Company within 30 days of the Separation Date. The Company will reimburse said expenses provided that they are consistent with, and reimbursable under, the Company’s travel and entertainment expense policy. The Company will not be responsible for reimbursing the Employee for any business expenses incurred during employment but submitted after said 30-day period.

3.5 This Agreement shall never be construed as an admission by the Company of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Section 4.1 of this Agreement. The Company expressly denies any such liability, wrongdoing or responsibility.

4.0 Release

4.1 Employee, on behalf of himself and his heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Employee has or may have which arise out of his employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act , 29 U.S.C. § 206(a) and interpretive regulations; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; any and all claims for wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options (except that nothing in this Agreement shall prohibit Employee from exercising any vested stock options or affect Employee’s claims to vested benefits in the Company’s Employees’ Retirement Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan, or Cash Balance Retirement Plan, in accordance with the terms of the applicable stock option agreement(s) and applicable plan documents); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.

4.2 Employee represents that he has not initiated any action or charge against any of the Releasees with any Federal, State or local court or administrative agency. If such an action or charge has been filed by Employee, or on Employee’s behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Failure to cause the withdrawal and dismissal with prejudice of any action or charge shall render this Agreement null and void, and any consideration paid hereunder shall be repaid immediately by the Employee upon receipt of such notice.

4.3 Employee further agrees that he will not institute any lawsuits, either individually or as a class representative or member, against any of the Releasees as to any matter based upon, arising from or relating to his employment relationship with the Company, from the beginning of time to the date of execution of this Agreement. Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the North Carolina Department of Labor, the United States Department of Labor, or the Equal Employment Opportunity Commission.

4.4 Employee is hereby advised that: (i) he should consult with an attorney (at his own expense) prior to executing this Agreement; (ii) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any claims that may arise after the date this Agreement is executed; (iii) he has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Section 10.7 herein.

4.5 Notwithstanding the provisions of Section 4.1, said release does not apply to any and all statutory or other claims (a) that are prohibited from waiver by Federal, State or local law, (b) for enforcement of any covenant under this Agreement, (c) for any claim for any vested, accrued benefits to which Employee is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the benefit plans in which Employee participated prior to the Separation Date (but not any incentive or severance plans excepted as provided in Section 2 or 3, above): (d) for unemployment insurance benefits; or (e) for indemnification under applicable statutory, or common law or any insurance, charter, or bylaws of the Company or any of its affiliates, including under the Employment Agreement, it being understood and agreed that this Agreement does not create or expand upon any such rights, (if any) to indemnification.

4.6 It is specifically understood and agreed that the payments set forth above in Sections 2.0 and 3.0 (including the sub-parts thereto), and each of them, are good and adequate consideration to support the waivers, releases and obligations contained herein, including, without limitation, Sections 5.0, 6.0, 7.0, and 8.0, and their respective sub-parts, and that all of the payments set forth Sections 2.0 and 3.0 (including the sub-parts thereto) are of value in addition to anything to which Employee already was entitled prior to the execution of this Agreement.

5.0 Confidentiality

5.1 The parties acknowledge that during the course of Employee’s employment with the Company, he was given access, on a confidential basis, to Confidential Information which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.

5.2 Employee agrees that for a period of seven (7) years from the date of this Agreement, Employee shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided however, that nothing herein contained shall restrict Employee’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict Employee from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this section of this Agreement.

5.3 The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, and that concerns the Company’s prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.

5.4 Employee acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), Employee shall forthwith deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in Employee’s possession or under Employee’s personal control.

5.5 Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, to include recoupment of monies paid hereunder.

5.6 Notwithstanding the restrictions set forth in Section 5.0 and its subparts, Employee may disclose information protected under Section 5.0 and its subparts if and only if such is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement or (iv) made to the Securities Exchange Commission regarding security law issues. Employee further agrees that he will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Section 5.0 and sub-parts thereto. Employee may also disclose the contents of Section 6.0 and its sub-parts and only those contents to any subsequent and/or prospective employer.

6.0 Non-Solicitation/Non-Compete

6.1 For a period of twenty-four (24) months following the separation of Employee’s employment for any reason (the “Restriction Period”), Employee shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Company in any geographic market in which the Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to your current duties and responsibilities or duties or responsibilities performed by Employee while employed by the Company at any time during a six (6) month period prior to Employee’s separation of employment and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to Paragraph 6.1 is that Employee’s activities shall be limited only for the twenty-four (24) month period after the separation of employment for any reason. The provisions calling for a “look back” of six (6) calendar months prior to the separation of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Paragraph 6.1 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Paragraph 6.1, the term “Restricted Territory” means the geographic area that is part of your current duties and responsibilities or the geographic area that was part of your duties and responsibilities within a period of six (6) month period prior to the date of your termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of Paragraph 6.1.

6.2 For a period of twenty-four (24) months following the Separation Date, Employee will not, either directly or indirectly, or on behalf of any person, business, partnership, or other entity, call upon, contact, or solicit any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the Company’s Business; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of the same, with which during the past 12 month period the Employee had contact or about whom Employee received Confidential Information as part of his duties and responsibilities while employed with the Company within the 12 month period prior to his separation of employment. The parties agree and affirm that their intention with respect to Section 6.2 of this Agreement is that Employee’s activities be limited only for a twenty-four (24) month period after the Separation Date for any reason. The provisions calling for a “look back” of 12 calendar months prior to the Separation Date are intended solely as a means of identifying the clients to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.

6.3 For a period of twenty-four (24) months following the Separation Date, Employee shall not directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of the Company to work for or provide services to Employee and/or any other person or entity.

6.4 Employee acknowledges and agrees that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive Employee of his livelihood or to unduly restrict Employee’s opportunity to earn a living after separation of Employee’s employment with the Company. Employee further acknowledges and agrees that if any restrictions set forth in this Section are found by any court of competent jurisdiction to be unenforceable or otherwise against public policy, the restriction shall be interpreted to extend only over the maximum period of time or other restriction as to which it would otherwise be enforceable.

6.5 Employee acknowledges and agrees that because the violation, breach, or threatened breach of this Section and its sub-parts would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (a) temporary and permanent injunctive and other equitable relief restraining Employee from activities constituting a violation, breach or threatened breach of this Section and its sub-parts to the fullest extent allowed by law; (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs; and (c) withhold any further rights, payments or benefits under this Agreement which become due and owing after the occurrence of said violation, breach, or threatened breach, including, without limitation, any rights or claims under Sections 2.0 and 3.0 and the sub-parts thereto.

7.0 Return of Company Property

7.1 Employee agrees that within 10 days after execution of this Agreement, he will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other Company property (including, but not limited to, any cell phones, pagers and/or computer equipment) in Employee’s possession or control, except that Employee may keep possession, custody and control of his currently issued Company laptop.

8.0 Duty to Cooperate and of Loyalty/Nondisparagement

8.1 Without limitation as to time, Employee agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he was involved during his employment with the Company, including, but not limited to cooperating in any litigation arising therefrom. The Company shall reimburse Employee at a fair and reasonable rate for services provided by the Employee to the Company in connection with services provided under this provision.

8.2 Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or indirectly through an intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold or used by, or services offered or rendered by the Company or its affiliates; and (2) a lowered opinion of the Company’s creditworthiness or business prospects. Employee’s obligations in this regard extends to the reputation of the Company and any of its officers and directors.

9.0 Section 409A of the Code

9.1 Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to procedures adopted by the Company) at the Separation Date and if any portion of the payments or benefits to be received by the Employee would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Separation Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Employee’s Separation Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the Separation Date or (ii) the Employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Employee for the after-tax cost incurred by the Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

9.2 With respect to any amount of expenses eligible for reimbursement under Sections 3.1, 3.3 and 9.1, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Employee but in no event later than December 31 of the year following the year in which the Employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9.3 It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Agreement with the goal of giving the Covered Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

9.4 For purposes of Section 409A of the Code, an Employee’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

10.0 Miscellaneous

10.1 This Agreement is binding on, and shall inure to the benefit of, the Parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors,

successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees. In the event that Employee dies before payment of all amounts described in this Agreement is made, and the Agreement has been executed and not revoked, the Company agrees to pay unpaid amounts to Employee’s estate.

10.2 This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings by the Parties. Employee agrees that the only considerations for signing this Agreement are the terms stated herein above and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein, except to the extent provided in Section 10 of the Employment Agreement, and provided that this Agreement supplements and does not amend, alter, void, replace, or otherwise override any confidentiality, non-solicitation, non-compete agreement executed by Employee that is part of any equity award agreement executed by the Employee. To be clear and to avoid any doubt, the parties expressly agree that any confidentiality, non-solicitation, non-compete agreement executed by Employee that is part of any equity award agreement executed by the Employee remains in full force and effect and is not modified in any way by this Agreement.

10.3 This Agreement may not be revised or modified without the mutual written consent of the Parties.

10.4 The Parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no Party has relied on any representations or warranties of any other Party other than the representations or warranties expressly set forth in this Agreement. Employee acknowledges that he has read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.

10.5 Except as otherwise provided in this Section, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If Section 6.0 or any of its sub-parts of this Agreement is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by Employee upon receipt of notice thereof.

10.6 Employee agrees that because he has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of his obligations under this Agreement. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company shall be entitled to (a) an injunction restraining Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which Employee is working or rendering services, or threatens to work or render services (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (c) withhold any further payments under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to terminate any payments to Employee pursuant to this Agreement or the recovery of damages from Employee.

10.7 Such notice and any other notices required under this Agreement shall be served upon the Company by certified mail, return receipt requested, or by expressed delivery by a nationally recognized delivery service company such as Federal Express as follows:

If to the Company:

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

Telephone No.: (336) 436-5021

Telecopier No.: (336) 436-4177

Attention: Senior Vice President, General Counsel

With a copy to:

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

Attention: Senior Vice President, Global General Counsel

If to the Employee:

Adam Schechter

At last address shown on payroll records of the Company

10.8 Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.

10.9 This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of Delaware and shall govern to the exclusion of the laws of any other forum. The parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware. Employee and Company irrevocably consent to the jurisdiction of the Federal and State courts of Delaware and that Employee hereby consents and submits to personal jurisdiction in the State of Delaware. Employee and Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. Employee acknowledges and recognizes that in the event that he has breached this Agreement, the Company may initiate a lawsuit against him in North Carolina, that Employee waives his right to have that lawsuit be brought in a court located closer to where he may reside, and that Employee will be required to travel to and defend himself in Delaware.

10.10 The Effective Date of this Agreement shall be either (a) the Separation Date or (b) the day after expiration of the seven (7) day revocation period set forth in Section 4.4 of this Agreement, whichever date is later.

10.11 If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.

Sincerely,

[Name]

[Title]

Agreed to and accepted:

Adam Schechter

Date:

Execution Version

EXHIBIT C

Confidentiality, Non-Competition and Non-Solicitation Agreement

C-1

Exhibit C

CONFIDENTIALITY/NON-COMPETITION/NON-SOLICITATION AGREEMENT

During the course of your employment with Laboratory Corporation of America Holdings (“LabCorp”) or its subsidiaries, divisions, or affiliates, you will have access to, or will acquire, highly confidential information and trade secrets concerning LabCorp’s and the Employer Company’s business, including, but not limited to, customer lists, pricing, methods of pricing, marketing practices, advertising strategy, methods of operation and the needs and requirements of Employer Company’s and/or LabCorp’s customers. In addition, you will receive from LabCorp or Employer Company and/or be exposed to LabCorp’s or the Employer Company’s valuable technical and marketing information that will materially aid you in the performance of your duties on behalf of the Employer Company, and assist you and/or the Employer Company in furthering the Employer Company’s business interests, including establishing and retaining the Employer Company’s customers. The support furnished to you by the Employer Company will enable you to increase the value of the Employer Company’s goodwill with the Employer Company’s customers, which is a valuable asset of the Employer Company.

As indicated by the foregoing, the services you will be performing for the Employer Company will be of a special, unique and extraordinary nature. Accordingly, in consideration of LabCorp extending to you, as applicable, certain incentive compensation, as set forth in the Agreement(s) to which this Exhibit is made a part thereof and which governs the grant of said benefits, any and all of which benefits otherwise would not be provided to you absent your agreement to be bound by the terms of this Confidentiality/Non-Competition/Non-Solicitation Agreement (“Restrictive Covenant Agreement”), you agree that:

1.

Property Rights and Workproduct. All ideas, inventions, discoveries, computer programs, developments, standard operating procedures, designs, improvements, formulae, processes, techniques, programs, know-how, data, business plans, reports, presentations, or any other work product of possible technical or commercial importance relating to the Employer Company’s business or anticipated business (hereafter collectively referred to as “Work Product”) created or developed by you as part of your employment with the Employer Company shall be deemed to be work made for hire and that the Employer Company shall be the sole owner of all rights, including copyright, in and to the Work Product. If such Work Product, or any part thereof, does not qualify as work made for hire, you agree to assign, and hereby assign, to the Employer Company for the full term of the copyright and all extensions thereof all of your right, title and interest in and to the Work Product. The Employer Company may, at its own expense, prepare and process applications for copyrights, trademarks, service marks, or letter patents, or may take other actions that it deems necessary or appropriate to protect itself with respect to the aforementioned items. You shall cooperate with the Employer Company in enforcing and protecting its rights by executing such applications or other documentation prepared for the protection

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of such interests and assigning them to the Employer Company, as well as executing all papers pertaining to said inventions, documents, marks, improvements, discoveries, trade secrets, applications and protective actions.

2.

Confidentiality. You agree that during the term of your employment and for any time after your termination, you shall not, without the prior written consent of the Employer Company, divulge to any third party or use for your own benefit, or for any purpose other than the exclusive benefit of the Employer Company, any Confidential Information of the Employer Company, LabCorp and its subsidiaries, divisions, or affiliates. In this Restrictive Covenant Agreement, Confidential Information shall mean information that concerns the Employer Company’s, LabCorp’s and its subsidiaries’, divisions’, or affiliates’ prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Employer Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, financial information, or any other information concerning the Employer Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Employer Company. The term “customer information” as used in this Restrictive Covenant Agreement shall mean information that concerns the course of dealing between the Employer Company and its customers or potential customers solicited by the Employer Company, customer preferences, particular contracts or locations of customers or potential customers, negotiations with customers, and any other information concerning customers or potential customers obtained by the Employer Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Employer Company. Your obligation not to disclose Confidential Information does not prohibit you from (a) disclosing the information to a government agency if you are required to produce the information pursuant to a subpoena, court order, administrative order or other legal process, (b) discussing terms and conditions of employment or engaging in other activities protected by the National Labor Relations Act, (c) communicating with the Securities and Exchange Commission about securities law violations, or (d) communicating with any other government entity or agency if such communication is to report a violation of applicable law. However, you shall notify the Employer Company in writing within three (3) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of Confidential Information and shall provide the Employer Company with a copy of said subpoena, court order, administrative order or other legal process.

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3.

Non-Solicitation of LabCorp Employees. During the term of your employment and for a period of twelve (12) months following the term of your employment, you shall not, directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of LabCorp or its subsidiaries and affiliates to work for or provide services to you and/or any other person or entity that either (i) directly provides products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company or (ii) supplies, services, advises or consults with a person, trade or business that products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company.

4.

Non-Solicitation of Customers. During your employment and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not either directly or indirectly through a subordinate, co-worker, peer or other person or entity, call upon, contact, or solicit or attempt to call upon, contact or solicit any customer or customer prospect of the Employer Company, with a view toward the sale or providing of any service or product competitive with the products and services offered by the Employer Company; provided, however, the restrictions set forth in Paragraph 4 shall apply only to customers or prospects of the Employer Company, or representatives of the same, with which you had contact during the last twenty-four (24) months of your employment with the Employer Company. The parties agree and affirm that their intention with respect to Paragraph 4 is that your activities be limited only for a twelve (12) month period after termination of your employment with the Employer Company for any reason. The provisions calling for a “look back” of twenty-four (24) calendar months prior to the termination of employment are intended solely as a means of identifying the customers and potential customers to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.

5.

Noncompetition. During your employment and for a period of twelve (12) months following your voluntary or involuntary termination of employment, you shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Employer Company in any geographic market in which the Employer Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, employee, contractor, consultant, advisor, representative, officer, director or agent are

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(i) the same, similar, or substantially related to your current duties and responsibilities or duties or responsibilities performed by you while employed by the Employer Company at any time during a six (6) month period prior to your date of termination of employment and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to Paragraph 5 is that your activities shall be limited only for the twelve (12) month period after termination of employment for any reason. The provisions calling for a “look back” of six (6) calendar months prior to the date of termination of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Paragraph 5 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Paragraph 5, the term “Restricted Territory” means the geographic area that is part of your current duties and responsibilities or the geographic area that was part of your duties and responsibilities within a period of six (6) month period prior to the date of your termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of Paragraph 5.

6.

Return of Confidential Information. At any time upon the request of the Employer Company or upon your termination of your employment, you shall return to the Employer Company any and all Employer Company property including but not limited to laptops, phones, smart phones and documents or materials in your possession, custody and control that contain Confidential Information. You also agree that upon termination of employment, you shall destroy any Confidential Information stored on your personal computer or other data storage device. Along with the return of said documents and materials, you shall provide the Employer Company (upon the Employer Company’s request) with a sworn or written statement indicating that you do not have possession, custody and control of any of the Employer Company’s Confidential Information and have destroyed all of the Employer Company’s data electronically stored on your personal computer or other data storage device.

7.

Notice. Notice shall be effective only if it is made in writing and actually or constructively received by the individuals below. To be effective, any notice required under this Restrictive Covenant Agreement must be sent by nationally recognized express delivery courier or by certified mail, return receipt requested, to the person(s) and address(es) listed below.

Senior Vice President, Global General Counsel

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, North Carolina 27215

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and, if to you, notice shall be sent to your last known mailing address on record at the Employer Company. You have an obligation to ensure that the Employer Company’s records contain your most recent address.

8.	Breach/Available Remedies.

a.

Except as otherwise provided in this subparagraph, if any provision of this Restrictive Covenant Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Restrictive Covenant Agreement; provided, that if any provision contained in this Restrictive Covenant Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, the parties agree that the said provision shall be limited and reduced to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

b.

You agree that as part of this Restrictive Covenant Agreement, you will have access to the Employer Company’s Confidential Information, personnel, and existing and potential customers of the Employer Company. You further agree that the Employer Company maintains a competitive advantage over other persons or entities in the trade or business of providing commercial medical laboratory testing services as a result of the Employer Company’s Confidential Information, personnel, and existing and potential customer contacts. You further agree that the Employer Company will be placed at a competitive disadvantage in the event that you breach this Restrictive Covenant Agreement and that damages would not be an adequate or reasonable remedy in the event of such breach. Accordingly, you stipulate that in the event that you breach one or more of the provisions set forth in this Restrictive Covenant Agreement, the Employer Company will be entitled to an injunction restraining you from violating the terms of those paragraphs. Nothing herein shall be construed as prohibiting the Employer Company from pursuing any other remedy available for such breach or prospective breach.

9.	Miscellaneous.

a.

Absent any other agreement to the contrary nothing herein shall be construed as giving you the right to continued service or employment relationship with the Employer Company. This Agreement does not alter

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or amend in any way the Employer Company’s right to terminate the employment relationship in accordance with any offer letter, employment contract or applicable law.

b.

You represent and warrant that you are not a party to any contract, agreement or understanding that prevents or prohibits you from entering into and fully performing under this Restrictive Covenant Agreement.

c.

In the event a court of law declares any provision of this Restrictive Covenant Agreement to be null and void, it is understood and agreed by you and the Employer Company that such clause shall be severed from this Restrictive Covenant Agreement and that the remaining provisions of this Restrictive Covenant Agreement shall continue to be binding on you.

d.

It is understood and agreed by you and Laboratory Corporation of America Holdings (“LabCorp”) that this Confidentiality/Non-Competition/Non-Solicitation Agreement constitutes the agreement in its entirety and supersedes any previous Confidentiality/Non-Competition/Non-Solicitation Agreement previously executed by you as part of an Equity Award Agreement with LabCorp. This Confidentiality/Non-Competition/Non-Solicitation Agreement replaces any other non-compete, non-solicitation and confidentiality agreement which you may have previously executed in favor of LabCorp or one of its subsidiary companies incorporated within the United States. This Confidentiality/Non-Competition/Non-Solicitation Agreement shall not replace, amend, restrict, otherwise modify or supersede any employment contract or agreement between you and a foreign subsidiary of LabCorp and shall not amend, alter or affect any non-compete, non-solicitation or confidentiality agreement executed by you and LabCorp or an Employer Company in connection with a merger or acquisition agreement of a business entity with whom you were previously employed or affiliated, including, but not limited to, an ownership or investment interest in said entity.

e.

For purposes of this Restrictive Covenant Agreement, the Employer Company shall mean Laboratory Corporation of America Holdings or its subsidiary and affiliated companies with whom you are employed at the commencement of your employment, as well as any subsequent parent, subsidiary or affiliated company that becomes the employing entity in the event of a transfer, promotion, assignment, reassignment or corporate restructuring.

f.

As used herein, “affiliate” shall mean a current or future company or other business entity that, directly or indirectly, is controlled by, controls or is under common control with Laboratory Corporation of America Holdings. For the purposes of the preceding sentence, the meaning of the word “control” shall include, but not necessarily be limited to, ownership of more than fifty percent (50%) of the voting shares or other interest of the Employer Company or other business entity.

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g.

This Restrictive Covenant Agreement shall be binding upon you and shall inure to the benefit of the parties and their respective personal representatives, heirs, affiliates, successors, and assigns. LabCorp may at its sole discretion assign its rights under this Restrictive Covenant Agreement.

h.

You affirm by signing this Restrictive Covenant Agreement that you have completely read this entire Restrictive Covenant Agreement and understand the terms and conditions included within this Restrictive Covenant Agreement. You also agree that this Restrictive Covenant Agreement may not be modified or altered in any respect except in writing, signed by you and LabCorp.

i.

This Restrictive Covenant Agreement shall be deemed to have been entered into in the State of North Carolina and shall be construed in accordance with and governed by the laws of North Carolina, to the exclusion of the laws of any other forum including but not limited to the laws of the State of California. You agree, acknowledge and recognize that by virtue of your employment with the Employer Company, either a North Carolina corporation or a subsidiary of a North Carolina corporation, with its principal place of business in North Carolina, and your own contacts and business dealings with LabCorp and the Employer Company in North Carolina, North Carolina has a substantial relationship to this Restrictive Covenant Agreement and a materially greater interest in applying its laws, over and to the exclusion of the laws of any other forum, to the resolution of any dispute arising out of or relating to this Restrictive Covenant Agreement.

j.

Any action, special proceeding or other proceeding, including without limitation any request for temporary, preliminary, or permanent injunctive relief with respect to this Restrictive Covenant Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. You and the Employer Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and you hereby consent and submit to personal jurisdiction in the State of North Carolina. You and the Employer Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Restrictive Covenant Agreement. You acknowledge and recognize that in the event that you breach this Restrictive Covenant Agreement, the Employer Company may initiate a lawsuit against you in North Carolina, that you waive your right to have that lawsuit be brought in a court located closer to where you may reside, and that you

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will be required to travel to and defend yourself in North Carolina. You likewise agree that to the extent you institute any action arising out of or relating to this Restrictive Covenant Agreement, it shall be brought in North Carolina and doing so does not present any undue burden or inconvenience to you.

k.

You shall at all times abide by such laws and regulations, including but not limited to such laws which relate to the improper inducement for referrals of items or Services reimbursable by the Federal health care programs 42 U.S.C. § 1320a-7b(b) (the “anti-kickback statute”). You acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about the Employer Company from purchasing or selling securities of such Employer Company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agrees that it will neither use, nor cause any third party to use, any Information in contravention of such Act or any such rules and regulations, including Rules 10b-5 and 14e-3.

l.

Except as stated otherwise herein, this Restrictive Covenant Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, covenants, conditions, understandings or agreements other than those expressly set forth herein.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

LABORATORY CORPORATION OF AMERICA HOLDINGS

Name:
Title:

EXECUTIVE

Adam H. Schechter

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